Exhibit 99.1
DATE: November 4, 2009
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES STRONG THIRD QUARTER 2009 PERFORMANCE
•	Non-GAAP adjusted EPS of $0.27 grows 50% over prior year; GAAP EPS of $0.38 exceeds prior year by $0.33

•	Full year 2009 revenue and earnings guidance increased

•	Record $49 million debt reduction in the third quarter
MINNEAPOLIS, November 4, 2009 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported revenue of $123.2 million for the third quarter of 2009, a 4.9 percent increase from revenue of $117.5 million in the comparable quarter of 2008. The strengthening of the U.S. dollar had a negative impact on revenue of $2.1 million in the third quarter compared to the prior year. Excluding the impact of foreign currency fluctuations, third quarter revenue grew 6.7 percent over the same period last year. On a GAAP basis, the Company reported 2009 third quarter net income of $28.6 million, or $0.38 per share, compared to net income in the same period last year of $3.5 million, or $0.05 per share. Included in the third quarter 2009 net income was a $17.4 million pre-tax gain on the sale of the Ovion technology as well as a $5.6 million pre-tax gain on the exchange of the majority of the Company’s 3.25% Convertible Senior Subordinated Notes due 2036, completed during the quarter. Third quarter 2008 net income was reduced for a $7.5 million pre-tax in-process research and development (IPRD) charge on a milestone payment related to a prior acquisition.
The Company also reported very strong non-GAAP adjusted EPS performance in the third quarter of 2009 of $0.27 per share compared to $0.18 per share in the comparable period last year. This exceeds the Company’s non-GAAP adjusted EPS guidance of $0.17 to $0.21 per share for the third quarter. Non-GAAP adjusted EPS excludes the impact of the amortization of intangible assets and amortization of financing costs, both significant non-cash items affecting comparability to other companies. The non-GAAP adjusted net income for the third quarter of 2009 also excludes the gain on sale of the Ovion technology and the gain on exchange of the majority of its convertible notes during the quarter. Non-GAAP adjusted EPS for the third quarter of 2008 excludes the IPRD charge on a milestone payment related to a prior acquisition. A reconciliation of reported net income to non-GAAP adjusted net income is provided in the attached schedules.
Men’s Health led the third quarter revenue growth, which at $54.7 million was up 6.6 percent on a reported basis compared to the same quarter last year and grew 8.7 percent on a constant currency basis. Erectile restoration revenue growth continued its strong performance, while third quarter male continence revenue growth improved over the muted growth we experienced in the second quarter. Our BPH therapy business was up 3.1 percent on a reported basis and grew 4.9 percent on a constant currency basis to $27.7 million during the quarter, driven by strong sales of laser fibers, particularly in our United States market. The Women’s Health business increased 4.0 percent on a reported basis and 5.4 percent on a constant currency basis to $40.9 million in

American Medical Systems
November 4, 2009

the third quarter. Highlighting the quarter was very strong performance from our pelvic floor repair products, benefiting from the recent launch of our new Elevate® anterior product. Third quarter revenue growth rates from our female continence products improved over second quarter growth rates and, as anticipated, sales from uterine health declined this quarter.
“We are very pleased with the strong financial performance in the third quarter of 2009, demonstrated by accelerated growth rates across all three business units. Particularly notable, we returned to a growth position in our BPH business, despite continued softness in capital sales,” stated Tony Bihl, Chief Executive Officer. “In addition, we completed two very strategic transactions in the quarter: the sale of the Ovion technology and the $250 million exchange of our convertible notes. Operationally, we continued with our disciplined approach to spending and working capital management, which combined with the cash we received from the sale of the Ovion technology allowed us to make cash payments at a record quarterly amount of $49 million on our debt. We delivered revenue and earnings exceeding the high end of guidance and as a result, have increased our expectations for full year 2009 revenue and earnings performance.”
Outlook
The Company estimates fourth quarter revenue in the range of $136 to $142 million, resulting in full year 2009 revenue guidance of $509 to $515 million; an increase from previous 2009 revenue guidance of $495 to $510 million. This guidance assumes foreign currency exchange rates remain constant with current rates.
In May 2008, the Financial Accounting Standards Board (FASB) issued new guidance related to accounting for convertible debt instruments, which the Company adopted in the first quarter 2009 (and applied retrospectively to prior periods). This new guidance changed the balance sheet classification of a component of the Company’s convertible notes between equity and debt, and resulted in additional non-cash interest charges being reflected in the statement of operations. The Company estimates that the adoption of this new accounting guidance will reduce net income for fiscal year 2009 by approximately $0.11 per share.
Given the significant impact of the amortization of financing costs resulting from the implementation of the new FASB guidance in 2009, combined with the amortization of intangible assets, the Company has two significant non-cash charges in GAAP earnings that create inconsistencies in comparisons to many other companies. Accordingly the Company now guides to non-GAAP adjusted earnings per share, which the Company defines as GAAP earnings per share excluding the impact of amortization of intangible assets and amortization of financing costs. This guidance also excludes the impact of any unusual non-recurring items that could occur in 2009, such as the gain on early debt extinguishment, the gain on sale of non-strategic assets, or IPRD charges on milestone payments related to prior acquisitions.
Reflecting the strong earnings performance experienced in the first three quarters, the Company estimates fourth quarter 2009 non-GAAP adjusted earnings per share will be in the range of $0.29 to $0.33 and full year 2009 non-GAAP adjusted earnings per share in the range of $1.10 to $1.14. This is an increase from previous guidance for the full year 2009 in the range of $1.00 to $1.10. This guidance excludes the impact of amortization of intangible assets which is approximately $0.03 and $0.11 for the fourth quarter and full year 2009, respectively, and amortization of financing costs which is approximately $0.04 and $0.14 for the fourth quarter and full year 2009, respectively. Guidance for both periods excludes the impact of any unusual non-recurring items

American Medical Systems
November 4, 2009

that could occur, such as gain or loss on early debt extinguishments, sale of non-strategic assets or IPRD charges on milestone payments related to prior acquisitions.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), management provides non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates because management believes that in order to properly understand the Company’s short-term and long-term financial trends and for purposes of comparability to other companies, investors may wish to consider the impact of certain adjustments (such as gain on extinguishment of debt, gain on sale of non-strategic assets, IPRD charges, amortization of intangible assets, amortization of financing costs and related income tax adjustments and the impact of foreign currency translation on reported revenue). These adjustments result from facts and circumstances (such as acquisition and business development activities and other non-recurring items) that vary in frequency and impact on the Company’s results of operations, represent significant items, which when excluded provide a useful measure to determine the health of the business and earnings by the business before significant non-cash charges or in the case of foreign currency translation, are highly variable and difficult to predict. Management uses non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consistent basis.
A reconciliation of net income from continuing operations and revenue growth rate percentages, the GAAP measures most directly comparable to non-GAAP adjusted earnings per share and constant currency revenue growth rates, respectively, are provided on the attached schedules.
Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.
Earnings Call Information
American Medical Systems will host a conference call on Wednesday, November 4, 2009 at 5:00 p.m. eastern time to discuss its 2009 third quarter results. Those without internet access may join the call from within the U.S. by dialing 888-263-1724; outside the U.S., dial 706-679-3821.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and will be available for replay within three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure incontinence, erectile dysfunction, benign prostate hyperplasia (BPH), pelvic floor repair and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American

American Medical Systems
November 4, 2009

Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 320,000 patients in 2008.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product recalls or technological obsolescence; successfully managing debt leverage and related credit facility financial covenants; current worldwide economic conditions and the impact on operations of the disruption in global financial markets; factors impacting the stock market and share price and its impact on the dilution of convertible securities; potential obligations to make significant contingent payments under prior acquisitions; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; currency and other economic risks inherent in selling our products internationally and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2008 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Anthony Bihl
President and Chief Executive Officer
952-930-6334
Tony.Bihl@AmericanMedicalSystems.com

American Medical Systems
November 4, 2009

American Medical Systems Holdings, Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008

Net sales	$123,231	$117,468	$373,257	$367,627
Cost of sales	21,284	24,863	66,234	83,038

Gross profit	101,947	92,605	307,023	284,589

Operating expenses
Marketing and selling	42,489	42,226	128,690	133,608
Research and development	12,434	11,260	38,411	33,926
In-process research and development	—	7,500	—	7,500
General and administrative	10,459	9,728	32,898	30,435
Amortization of intangibles	3,358	4,334	10,024	12,981

Total operating expenses	68,740	75,048	210,023	218,450

Operating income	33,207	17,557	97,000	66,139

Other (expense) income
Royalty income	961	745	2,768	3,576
Interest income	17	203	163	555
Interest expense	(4,674)	(6,168)	(15,050)	(21,044)
Amortization of financing costs	(4,395)	(4,935)	(12,350)	(13,976)
Gain on extinguishment of debt	5,563	—	10,125	—
Gain on sale of non-strategic assets	17,446	—	17,446	—
Other (expense) income	(341)	(957)	935	973

Total other income (expense)	14,577	(11,112)	4,037	(29,916)

Income before income taxes	47,784	6,445	101,037	36,223

Provision for income taxes	19,163	2,940	38,471	14,813

Net income	$28,621	$3,505 (a)	$62,566	$21,410	(a)

Net income per share
Basic net income	$0.39	$0.05 (a)	$0.85	$0.29	(a)
Diluted net income	0.38	0.05 (a)	0.84	0.29	(a)

Weighted average common shares used in calculation
Basic	74,278	73,095	73,939	72,796
Diluted	74,998	74,209	74,456	73,945

(a)	Third quarter 2008 net income and basic and diluted net income per share were reduced by $2,229 and $0.03 per share, respectively, and year-to-date 2008 net income and basic and diluted net income per share were reduced by $6,529 and $0.09 per share, respectively, due to the impact of retroactively adjusting the historical financial statements, as required by U.S. GAAP, for the change in accounting related to the Company’s 2036 Convertible Notes.

American Medical Systems
November 4, 2009

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	October 3, 2009	January 3, 2009
	(Unaudited)	(a)
Assets
Current assets
Cash and short-term investments	$49,511	$42,965
Accounts receivable, net	88,198	93,078
Inventories, net	33,629	38,500
Other current assets	18,469	19,766

Total current assets	189,807	194,309

Property, plant and equipment, net	44,777	48,280
Goodwill and intangibles, net	795,040	799,761
Other long-term assets	6,499	2,147

Total assets	$1,036,123	$1,044,497

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$7,848	$7,830
Accrued liabilities and taxes	60,149	55,480

Total current liabilities	67,997	63,310

Debt and other long term liabilities	452,460	553,705

Total liabilities	520,457	617,015

Stockholders’ equity	515,666	427,482

Total liabilities and stockholders’ equity	$1,036,123	$1,044,497

(a)	Retroactively adjusted as of January 3, 2009, as required by U.S. GAAP, for the change in accounting related to the Company’s 2036 Convertible Notes.

American Medical Systems
November 4, 2009

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	October 3, 2009	September 27, 2008

Cash flows from operating activities
Net income	$62,566	$21,410 (a)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including deferred financing costs	29,664	34,487 (a)
In-process research and development	—	7,500
Gain on extinguishment of debt	(10,125)	—
Gain on sale of non-strategic assets	(17,446)	—
Stock based compensation	6,649	7,135
Other adjustments, including changes in operating assets and liabilities	25,877	8,095

Net cash provided by operating activities	97,185	78,627

Cash flows from investing activities
Purchase of property, plant and equipment	(3,688)	(4,139)
Disposal of business	—	4,690
Sale of non-strategic assets, net	18,982	—
Purchase of investments in technology	—	(7,500)
Purchase of other intangibles	(5,392)	(1,262)
Purchase of short term investments, net of redemptions	11,895	(21,660)
Other cash flows from investing activities	(171)	560

Net cash provided by (used in) investing activities	21,626	(29,311)

Cash flows from financing activities
Payments on senior secured credit facility	(78,173)	(79,018)
Repurchase of convertible senior subordinated notes	(21,125)	—
Debt issuance costs	(7,697)	—
Other cash flows from financing activities	6,902	8,623

Net cash used in financing activities	(100,093)	(70,395)

Effect of currency exchange rates on cash	(614)	(152)

Net increase (decrease) in cash and cash equivalents	18,104	(21,231)

Cash and cash equivalents at beginning of period	11,642	34,044

Cash and cash equivalents at end of period	$29,746	$12,813

(a)	Year-to-date 2008 net income was reduced by $6,529 and amortization of financing costs was increased by $10,479, due to the impact of retroactively adjusting the historical financial statements, as required by U.S. GAAP, for the change in accounting related to the Company’s 2036 Convertible Notes. This change in accounting has no impact on cash used for interest on the the 2036 Convertible Notes.

American Medical Systems
November 4, 2009

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended		Constant Currency Growth Reconciliation (a)
					Percent Growth
			Percent	Currency	at Constant
	October 3, 2009	September 27, 2008	Growth	Impact	Currency
Sales
Men’s health	$54,666	$51,303	6.6%	$(1,090)	8.7%
BPH therapy	27,686	26,862	3.1%	(486)	4.9%
Women’s health	40,879	39,303	4.0%	(557)	5.4%

Total	$123,231	$117,468	4.9%	$(2,133)	6.7%

Geography
United States	$92,262	$84,489	9.2%	$—	9.2%
International	30,969	32,979	-6.1%	(2,133)	0.4%

Total	$123,231	$117,468	4.9%	$(2,133)	6.7%

Percent of total sales
Men’s health	44%	44%
BPH therapy	23%	23%
Women’s health	33%	33%

Total	100%	100%

Geography
United States	75%	72%
International	25%	28%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

American Medical Systems
November 4, 2009

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

	Nine Months Ended		Constant Currency Growth Reconciliation (a)
					Percent Growth
			Percent	Currency	at Constant
	October 3, 2009	September 27, 2008	Growth	Impact	Currency

Sales
Men’s health	$171,090	$160,548	6.6%	$(5,978)	10.3%
BPH therapy	81,159	86,157	-5.8%	(2,817)	-2.5%
Women’s health	121,008	120,922	0.1%	(3,276)	2.8%

Total	$373,257	$367,627	1.5%	$(12,071)	4.8%

Geography
United States	$271,336	$258,700	4.9%	$—	4.9%
International	101,921	108,927	-6.4%	(12,071)	4.6%

Total	$373,257	$367,627	1.5%	$(12,071)	4.8%

Percent of total sales
Men’s health	46%	44%
BPH therapy	22%	23%
Women’s health	32%	33%

Total	100%	100%

Geography
United States	73%	70%
International	27%	30%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

American Medical Systems
November 4, 2009

American Medical Systems Holdings, Inc.
Reconciliation of Reported Net Income to Non-GAAP Adjusted Net Income
(Adjustments are presented on a pre-tax basis)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	October 3, 2009	September 27, 2008		October 3, 2009	September 27, 2008
Net income, as reported	$28,621	$3,505	(a)	$62,566	$21,410	(a)

Adjustments to net income:
Amortization of intangibles (b)	3,358	4,334		10,024	12,981
Amortization of financing costs (c)	4,395	4,935		12,350	13,976
In-process research and development charge (d)	—	7,500		—	7,500
Gain on extinguishment of debt (e)	(5,563)	—		(10,125)	—
Gain on sale of non-strategic assets (f)	(17,446)	—		(17,446)	—
Tax effect of adjustments to net income (g)	6,615	(6,583)		2,976	(13,444)

Non-GAAP adjusted net income	$19,980	$13,691		$60,345	$42,423

Net income per share
Basic	$0.39	$0.05		$0.85	$0.29
Diluted	$0.38	$0.05		$0.84	$0.29

Non-GAAP adjusted earnings per share
Basic	$0.27	$0.19		$0.82	$0.58
Diluted	$0.27	$0.18		$0.81	$0.57

Weighted average common shares used in calculation:
Basic	74,278	73,095		73,939	72,796
Diluted	74,998	74,209		74,456	73,945

(a)	Third quarter 2008 net income was reduced by $2,229 and year-to-date 2008 net income was reduced by $6,529 to reflect the impact of retroactively adjusting the historical financial statements, as required by GAAP, for the change in accounting related to the Company’s 2036 Convertible Notes.

(b)	Consists of amortization of intangible assets, primarily developed and core technology.

(c)	Consists of amortization of financing costs on our convertible senior subordinated notes and senior secured credit facility.

(d)	Relates to a milestone payment made in the third quarter of 2008 on the 2006 acquisition of BioControl Medical, Ltd.

(e)	Relates to the $5.6 million gain in the third quarter 2009 on exchanging $250.0 million of 2036 convertible senior subordinated notes for a like amount of 2041 convertible senior subordinated notes and year-to-date 2009 also includes the $4.6 million gain in the first quarter of 2009 on retiring approximately $27.3 million of 2036 convertible senior subordinated notes.

(f)	Relates to the gain on sale of female sterilization and Ovion technology assets.

(g)	Includes the tax effect of each of the above items in each of the periods.